EXHIBIT 11.

                                            DMI FURNITURE, INC.
                                      CALCULATIONS OF EARNINGS PER SHARE

                                                THREE MONTHS ENDED             SIX  MONTHS ENDED
                                              -----------------------       -----------------------
                                               Feb. 28,       Mar. 1,        Feb. 28,       Mar. 1,
                                                 1998          1997           1998           1997
                                                 ----          ----           ----           ----
Net income applicable to common stock          $83,000       $395,000       $773,000     $1,071,000
                                               =======       ========       ========     ==========
Net income                                    $116,000       $435,000       $926,000     $1,296,000
                                              ========       ========       ========     ==========

Average shares of common
  stock and equivalents
  outstanding:

   Average common shares
    outstanding                              3,164,584      3,106,083      3,160,495      3,081,147

   Common stock equivalents--
    dilutive options, warrants
    and convertible preferred stock          2,918,467      2,961,871      2,919,677      2,880,870
                                             ---------      ---------      ---------      ---------

Average shares of common
  stock and equivalents
  outstanding                                 6,083,051      6,067,954      6,080,172      5,962,017
                                              =========      =========      =========      =========


Basic earnings per share                      $    0.03      $    0.13      $    0.24      $    0.35
                                              =========      =========      =========      =========
Diluted earnings per share                    $    0.02      $    0.07      $    0.15      $    0.22
                                              =========      =========      =========      =========

See Note 3.














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